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                                                                    EXHIBIT 23.2



We hereby consent to the use of our Fair Market Value Surveys dated April 17, May 2, and May 27, 1996, relating to the "CHINA SEAL", "PEGASUS SEAL", "HAWKE SEAL", "BAFFIN SEAL", "BALTIC SEAL", "BENGAL SEAL", "INDIAN SEAL", and "ROSS SEAL", and related materials regarding valuation survey methods and all references thereto contained in the Proxy Statement of Seal Fleet, Inc., prepared in connection with the 1996 Annual Meeting of Stockholders of Seal Fleet, Inc.


Dated:  May 31, 1996


                                       DUFOUR, LASKAY & ASSOCIATES, INC.



                                       By:    /s/ N. F. Laskay
                                          ---------------------------------
                                          Name:   N. F. Laskay
                                          Title:  Vice President